Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S‑3 No. 333‑200620) of Select Income REIT, and the Registration Statement (Form S‑8 No. 333‑191093) pertaining to the 2012 Equity Compensation Plan of Select Income REIT; of our reports dated February 19, 2015, with respect to the consolidated financial statements and schedules of Select Income REIT and the effectiveness of internal control over financial reporting of Select Income REIT included in this Annual Report (Form 10‑K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 19, 2015